EXHIBIT 10(ss)




December 30, 1999



Mr. John T. O'Neill
28 Narragansett Bay Avenue
Warwick, RI  02889

Dear John:

In connection with your retirement from employment with Hasbro, Inc. (the "Company"), on December 31, 1999, the "Company" will pay you the basic early retirement benefits described in Section 2 of the attached "Description of Early Retirement Benefits" if you do not sign and return this letter postmarked by February 22, 2000.

If you timely sign and return this letter, the Company will pay and provide you the enhanced early retirement benefits subject to the terms and conditions outlined in Section 1 of the attached
"Description of Early Retirement Benefits".   By signing and
returning this letter you will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 2. You should consult with your own attorney before signing this letter.

If after reviewing this letter with your attorney, you find the terms and conditions are satisfactory to you, you should sign and return this letter to Bob Carniaux, Sr. Vice President, Human Resources in the enclosed Airborne Express return envelope
postmarked by February 22, 2000.   If you sign this letter, you
may change your mind and revoke your agreement during the seven
(7) day period after you have signed it. If you do not so revoke, this letter will become a binding agreement between you and the Company upon the expiration of the seven (7) day revocation period.

The following numbered paragraphs set forth the terms and conditions which will apply if you timely sign and return this letter and do not revoke it within the seven (7) day revocation period:

  1. Description of Early Retirement Benefits. The early retirement benefits to be paid to you if you timely sign and return this letter are as described in Section 1 of the attached "Description of Early Retirement Benefits". The payment of these benefits is subject to the terms of this letter. You acknowledge and agree that the benefits payable to you if you timely sign and return this letter are more than the Company would be obligated to pay or provide to you if you did not sign and return this letter.

  2. Release. You hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, and any subsidiary or affiliated organization of the Company or their current or former officers, directors, stockholders, corporate affiliates, attorneys, agents and employees (the "Released Parties") from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature, known or unknown, which you ever had or now have against the Released Parties, including, but not limited to, all claims arising out of your employment, all claims arising out of the retirement of your employment, all claims arising from any failure to re-employ you, all claims of race, sex, national origin, handicap, religious, sexual preference, benefit and age discrimination, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Sec. 2000 et seq., the Age Discrimination in Employment Act, 29 U.S.C. Sec. 621 et

JOHN T. O'NEILL
December 30, 1999
Page 2

 seq., the Americans with Disabilities Act of 1990, 29 U.S.C. Sec. 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. Sec. 1001 et seq., and similar state or local statutes, wrongful discharge claims, common law tort, defamation, breach of contract and other common law claims, and any claims under any other federal, state or local statutes or ordinances not expressly referenced above; provided, that nothing contained herein will be construed to release your rights, as a former employee, officer and director of the Company and various of its divisions and subsidiaries, to indemnification under applicable by-laws and Company policies, or to your rights to vested benefits under Company-sponsored employee benefits plans.

  3. Covenant Not To Sue. You represent and warrant that you have not filed any complaints, charges, or claims for relief against the Released Parties. You further agree not to bring any complaints, charges or claims against the Released Parties with respect to any matters arising out of your employment with or retirement from employment with the Company.

  4. Proprietary Information. You acknowledge and reaffirm your representations and obligations as set forth in the Invention, Assignment and Proprietary Information Agreement which you previously signed in connection with your employment with the Company.

  5. Legal Expenses. The Company agrees to pay reasonable and documented legal expenses, up to a maximum of fifteen thousand dollars ($15,000), incurred by you in connection with drafting this Letter Agreement and related documents.

  6. Nature of Agreement. You and the Company understand and agree that this letter agreement is a early retirement and settlement agreement and does not constitute an admission of liability or wrongdoing on the part of you, the Company, or any other person.

  7. Amendment. This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto. This agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. No delay or omission by the Company in exercising any right under this agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

  8. Validity. Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal and invalid part, term or provision shall be deemed not to be a part of this agreement.


 JOHN T. O'NEILL
 December 30, 1999
 Page 3

  9. Confidentiality. You understand and agree that the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this agreement, shall be maintained as confidential by you and your agents and representatives, and any dispute resolved by this agreement shall also remain confidential, and none of the above shall be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by an officer of the Company; provided, that you shall not be under any restraint with respect to disclosure of your continuing obligations to the Company under Section 4 and 13 hereof.

  10. Entire Agreement and Applicable Law. This letter agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your early retirement benefits and settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments, and writings in connection therewith. This agreement shall be governed by the laws of the State of Rhode Island to the extent not preempted by federal law.

  11. Acknowledgments. You acknowledge that you have been given at least twenty-one (21) days to consider this letter agreement and that the Company advised you to consult with any attorney of your own choosing prior to signing this letter. You may revoke this agreement for a period of seven (7) days after signing this letter, and the agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. Additionally, you will receive another seven (7) day revocation period if the Company's Compensation and Stock Option Committee fails to approve the items described in Section 1(j) of the attached Description of Early Retirement Benefits, said seven (7) days to run from receipt by you of written notice of the Compensation and Stock Option Committee's decision.

  12. Voluntary Assent. You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this agreement. You state and represent that you have had an
opportunity to fully discuss	and review the terms of this
agreement with an attorney. You further state and represent that you have carefully read this letter, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

  13.  Covenant Not to Compete.
    (a). You agree that you will not, without written consent of the Company, at any time during which Early Retirement Benefits are payable under this letter agreement and for a period of two years from the date Early Retirement Benefits cease under this letter agreement, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, render services or advice to, or be connected with, as partner, stockholder, director, officer, agent, employee, consultant or otherwise, any business, firm or corporation which competes with the Company in any country or line of business in which the Company is engaged.

    (b). You agree that during the period in which Early Retirement Benefits are paid and thereafter for a period of two years, you will not interfere with any relationship, contractual or otherwise, between the Company and any other party, including; without limitation, any customer, supplier, distributor, lessor or lessee, licenser or licensee, commercial or investment banker.

    (c). You understand, acknowledge and agree that the provisions of this Section 12 shall survive the termination of this letter agreement.


 JOHN T. O'NEILL
 December 30, 1999
Page 4



If you have any questions about the matters covered in this letter, please call Bob Carniaux, Sr. Vice President, Human
Resources at (401) 727-5654.

                                  Very truly yours,


                                  /s/ Alan G. Hassenfeld

                                  Alan G. Hassenfeld
                                  Chairman & CEO
                                  Hasbro, Inc.

JOHN T. O'NEILL
December 30, 1999
Page 5



I hereby agree to the terms and conditions set forth above and in the attached Description of Early Retirement Benefits. I intend that this letter will become a binding agreement between me and the Company if I do not revoke my acceptance within seven (7) days.


                                            /s/ John T. O'Neill
                                  Signature ---------------------
                                                (Employee's Name)
       February 18, 2000
Date:  --------------------




To be returned in enclosed envelope by February 22, 2000.

                                  HASBRO, INC.

                     DESCRIPTION OF EARLY RETIREMENT BENEFITS



Name of Employee: JOHN T. O'NEILL

Date of Offer: December 30, 1999

Retirement Date:  December 31, 1999

If you timely sign and return the attached letter and it becomes a binding contract between you and the Company, the Company will pay you the enhanced early retirement subject to the terms and conditions outlined in Section 1 below, the terms and conditions contained in the attached letter and description.

If you do not timely sign and return the attached letter, the Company will pay you the basic early retirement benefits described in Section 2 below, subject to the terms and conditions contained in this description and the Company's Early Retirement
Benefits Plan for Salaried Employees.

Section 1. Enhanced Early Retirement Benefits. If you timely sign and return the attached letter and it becomes a binding contract between you and the Company, you will be entitled to an enhanced program of early retirement benefits consisting of the following. These enhanced early retirement payments are offered in consideration of your agreement to retire early:

  (a) early retirement payment in the amount of $960,000 paid in five installments as follows: first payment by February 28, 2000 in the amount of $135,000, three quarterly payments in the amount of $200,000 paid on March 31, 2000, June 30, 2000, September 30,
2000, and a final payment on January 3, 2001 in the amount of $225,000.

  (b) early retirement pay at the base rate of $20,280.78 bi-weekly for 43 pay periods beginning January 21, 2000 and ending on August 31, 2001, (the period between December 31, 1999 and August 31, 2001 being sometimes hereinafter referred to as the "early retirement period"). In addition, since your first week of early retirement will be during the middle of a bi-weekly pay period, your first week of early retirement pay (January 3, 2000
- January 7, 2000) will be for $10,140.39 and will be combined with your last week of employment pay in the amount of $10,140.39 for a total of $20,280.78 which will be paid on January 7, 2000.

  (c) an enhanced deferred compensation program where you will defer 40% of your early retirement pay in the amount of $8,112.31 bi-weekly on a pre-tax basis for 43 pay periods and one pay period of 40% of your first week's retirement pay in the amount of $4,056.16, which will be made on January 7, 2000 and thereafter in bi-weekly deferrals (the "Deferrals"). The Deferrals will constitute a separate deferred compensation program ("Program") for you in consideration of your early retirement, the terms of which shall be consistent with the terms of the Hasbro, Inc., Nonqualified Deferred Compensation plan (the "DCP"), in which you will continue to participate including, without limitation, the beneficiary designation and trust provisions, except to the extent inconsistent with the following terms: For purposes of your Program, the Deferrals will be deemed allocated to the same funds and in the same percentages as your election under the DCP and your distributions will be made in ten annual installments in a manner consistent with the DCP, but not commencing until the month next following the termination of your early retirement payments described above;

  (d) an award equal to your target incentive (i.e. $290,015) payable as a management bonus for 1999 when bonuses are paid by the Company in Q1 of 2000;


JOHN T. O'NEILL
December 30, 1999

             DESCRIPTION OF EARLY RETIREMENT BENEFITS (CONTINUED)

  (e) continuance of your current level of basic, supplemental and dependent life insurance with the Company and you sharing the cost for this coverage on the same basis as the cost is shared between the Company and similarly situated active employees during the early retirement period. Long-term disability benefit ends on December 31, 1999;

  (f) continuance of your current medical and dental coverage during the early retirement period, with the Company and you sharing the cost for this coverage on the same basis as the cost is shared between the Company and similarly situated active employees during the same period, and with your and your dependents respective rights to continued coverage (or conversion to an individual policy) at your own expense where available beginning when the extended coverage under this item ends and continuing for the maximum period permitted by the law known as COBRA notwithstanding the continuation of medical and dental coverage during the early retirement period;

  (g) continuance of your leased Company executive automobile through the end of the current lease (i.e. January 2002);

  (h) continuance of use of your personal computer during the early retirement period provided that you will be responsible for all operating and maintenance costs;

  (i) continuance of reimbursement for reasonable expenses for personal executive income tax filing preparation and advising services for tax years 1999 and 2000;

  (j) the vesting of all previously granted unvested stock options will be accelerated to December 31, 1999. You will be granted an extended exercise period expiring 36 months after the end of the early retirement period for all your outstanding premium priced stock options. You will be granted an extended exercise period of 12 months after the end of the early retirement period for: (A) all regular stock options granted in and after 1997, and (B) 22,500 regular stock options granted on December 21, 1993. All other regular stock options held by you will be canceled. All of the terms in this section 1 (j) are subject to the approval of the Compensation and Stock Option Committee of the Board of Directors of Hasbro, Inc.

  (k) during the early retirement period, your right to reimbursement for income tax service expenses, executive automobile, personal computer, continuance of basic, supplemental and dependent life insurance coverage partially at Company expense, continuance of medical and dental coverage partially at Company expense each shall end to the extent that you are provided with similar coverage(s) or benefit(s) through such new employment.


Section 2. Basic Benefits. If you do not timely sign and return the attached letter, you will be entitled to a program of early retirement benefits consisting of:

  (a) early retirement pay at your base rate of pay (as in effect immediately before termination and exclusive of any bonuses, commissions, overtime pay, or other extra forms of compensation) for three (3) weeks;

  (b) a lump sum payment to be made at the end of the period of early retirement pay for your unused vacation that has been granted for use in the current year;


JOHN T. O'NEILL
December 30, 1999

             DESCRIPTION OF EARLY RETIREMENT BENEFITS (CONTINUED)

  (c) continuance of your current level of basic, supplemental and dependent life insurance with the company and you sharing the cost for this coverage on the same basis as the cost is shared between the company and similarly situated active employees during the period of early retirement pay;

  (d) continuance of your current medical and dental coverage during the period of early retirement pay, with the Company and you sharing the cost for this coverage on the same basis as the cost is shared between the Company and similarly situated active employees during the same period, and with your and your dependents rights to continued coverage (or conversion to an individual policy) at your own expense where available beginning when the extended coverage under this item ends and continuing for the maximum period permitted by the law known as COBRA notwithstanding the continuation of medical and dental coverage during the salary continuation period.

  (e) If you begin new employment during the period of early retirement pay, your right to early retirement pay and continuance of basic, supplemental and dependent life insurance coverage and of medical and dental coverage partially at Company expense shall end when the new employment begins and you shall be obligated to repay to the Company any early retirement pay paid to you and any premiums paid by the Company for basic life insurance coverage and the Company's share of the cost for medical and dental coverage paid after you begin the new employment.



Section 3.  Other Provisions.

  (a) You will be entitled to any benefits payable after or on account of retirement from employment under any employee pension
or welfare benefit plans, stock option 	plans, or other plans or
programs or policies of the Company in accordance with their terms and conditions, unless otherwise stated above in Section 1. You also will receive a profit sharing payment for fiscal year 1999 on the same basis as other similarly-situated senior executives. Further, for the purpose of computing your pension benefit, you will be credited with 1.30435 years of Credited Service for each 1.0 year of Credited Service actually earned under the Pension Plan. The benefits attributed to the additional service credit shall be payable by the Company and not from the Hasbro, Inc. Pension Plan or the Hasbro, Inc. Supplemental Benefit Retirement Plan, but shall be included and secured under any trust established with respect to the Hasbro, Inc., Supplemental Benefit Retirement Plan, on the same terms and subject to the same conditions as benefits under the Hasbro, Inc. Supplemental Benefits Retirement Plan;

  (b) The Company may withhold from any payment described herein:

    (1) any federal, state, or local income or payroll taxes required by law to be withheld with respect to such payment;

    (2) such sum as the Company may reasonably estimate is necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment; and


JOHN T. O'NEILL
December 30, 1999

             DESCRIPTION OF EARLY RETIREMENT BENEFITS (CONTINUED)

    (3) such other amounts as appropriately may be withheld under the Company's payroll policies and procedures from time to time in effect.

  (c) The early retirement benefits described herein are the maximum benefits that the Company will pay. To the extent that the Company owes you any amounts in the nature of early retirement benefits under any other program, policy or plan of the Company, or to the extent that any federal, state or local law, including, without limitation, so-called "plant closing" laws, requires the Company to give advance notice or make a payment of any kind to you because of your involuntary
termination due to a layoff, reduction 	in force, plant or
facility closing, sale of business, or similar event, the benefits provided hereunder or under the other arrangement shall either be reduced or eliminated to avoid any duplication of payment;

  (d) In the event of your death during the early retirement period, the early retirement pay shall cease at death.